UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 31, 2025

Brown-Forman Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-00123	61-0143150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

850 Dixie Highway,	Louisville,	Kentucky	40210
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (502) 585-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock (voting), $0.15 par value	BFA	New York Stock Exchange
Class B Common Stock (nonvoting), $0.15 par value	BFB	New York Stock Exchange
1.200% Notes due 2026	BF26	New York Stock Exchange
2.600% Notes due 2028	BF28	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Change in Control Severance Plan

On October 31, 2025, the Board of Directors (the “Board”) of Brown-Forman Corporation (the “Company”), as part of its regular review of the Company’s corporate governance documents and executive compensation policies and practices, adopted and approved the Brown-Forman Corporation Executive Change in Control Severance Plan (the “Plan”), effective immediately, to provide for severance pay and benefits to Participants (as defined in the Plan) whose employment is involuntarily terminated due to a Qualifying Termination (as defined in the Plan) during the period commencing thirty (30) days prior to the date a Change in Control (as defined in the Plan) is consummated and ending twenty-four (24) months following the date of such consummation (the “Change in Control Protection Period”). For purposes of the Plan, members of the Company’s executive leadership team, including all of the Company’s current Named Executive Officers (as such term is defined in Item 402 of Regulation S-K), and other select key employees are Participants. The Plan was adopted and approved by the Board in order to, among other things, attract and retain key talent and assure that the Company will have the continued dedication and focus of the Participants, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company.

Upon involuntary termination of a Participant due to a Qualifying Termination that occurs during the Change in Control Protection Period, so long as the Participant satisfies the conditions to payment of severance benefits described below, such Participant shall be entitled to receive the following severance benefits: (i) any annual cash bonus that has been earned but unpaid for the prior fiscal year, (ii) an amount equal to the product of Participant’s (x) severance multiple (3.0 with respect to the Company’s Chief Executive Officer and 2.0 with respect to the other members of the Company’s executive leadership team) and (y) the sum of (1) the Participant’s annual base salary and (2) the greater of the Participant’s then-current target bonus amount and the amount of the Participant’s annual bonus opportunity earned with respect to the Company’s fiscal year ended on or prior to the date of the Participant’s Qualifying Termination date, (iii) a pro-rata portion of the annual bonus for the fiscal year in which the Qualifying Termination occurs based on actual results if determinable (or based on the target level of performance if actual results are not determinable, provided that target shall be assumed for purposes of any individual performance metrics) for such fiscal year, (iv) an amount equal to the aggregate cost of eighteen (18) months of COBRA premiums for continued medical coverage for the Participant and his or her eligible dependents, (v) full vesting of any unvested amounts of nonqualified deferred compensation, (vi) outplacement counseling and associated services in accordance with the Company’s customary practice in effect immediately prior to the consummation of the Change in Control for a period of up to twelve (12) months following the Participant’s Qualifying Termination date, (vii) a $10,000 lump sum tax preparation payment, and (viii) full vesting of any unvested equity awards at the time of the Participant’s Qualifying Termination date.

Payment of the severance benefits under the Plan is subject to the Participant’s execution and non-revocation of a general release of all claims in favor of the Company and certain related parties, which may include confidentiality provisions and post-employment non-disparagement obligations. For Participants who are eligible for severance benefits under another individual agreement with the Company, the Plan will supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits in the event of a Qualifying Termination during the Change in Control Protection Period.

The foregoing description of the Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Plan, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Brown-Forman Corporation Executive Change in Control Severance Plan, effective as of October 31, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN-FORMAN CORPORATION
(Registrant)

Date: October 31, 2025	/s/ Michael E. Carr, Jr.
Michael E. Carr, Jr.
Executive Vice President, General Counsel and Corporate Secretary